Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement File No. 333-206807 on Form S-4/A of Citizens Financial Services, Inc. of our report dated March 10, 2016, relating to our audit of the consolidated financial statements nd internal control over financial reporting, which appears in the Annual Report to Shareholders,  which is incorporated in this Annual Report on Form 10-K of Citizens Financial Services, Inc. for the year ended December 31, 2015.

/s/ S.R. Snodgrass, P.C.

Wexford, PA
March 10, 2016